Exhibit 99.1

GAIN Capital Reports Strong Second Quarter on Record Net Revenue
and Diluted EPS of $0.44

- Net revenue rises 59.7% to $73.0 million
- EBITDA triples to $26.9 million; EBITDA margin of 36.8%
- Net income more than triples to $17.2 million
- Record client assets, up 48.9%

BEDMINSTER, N.J., August 7, 2013 /PRNewswire/ -- GAIN Capital Holdings, Inc. ("GAIN") (NYSE: GCAP), a leading global provider of online trading services, reported second quarter 2013 net income of $17.2 million, or $0.44 per diluted share, on net revenue of $73.0 million.
“GAIN Capital's strong results in the second quarter of 2013 demonstrate the significant operating leverage inherent in our business model. Amid more favorable market conditions, net revenues increased 59.7%, while EBITDA rose threefold; EBITDA margin reached 36.8%,” said Glenn Stevens, CEO of GAIN Capital. “Our commission-based businesses generated $14.2 million of net revenue, and represented 19.5% of the total net revenues, compared with just 9.4% of total net revenues in the second quarter of last year. This demonstrates our continued success in augmenting GAIN's core retail OTC trading business with fee-based revenue derived from our growing institutional and futures businesses.”
“We posted another quarter of positive results across all of our key operating metrics, ending the quarter with higher trading activity in our retail and institutional businesses, as well as a record level of client assets. Looking ahead to the remainder of the year, each of our business areas are well positioned to benefit from a continued improvement in market conditions,” Mr. Stevens concluded.

GFT Acquisition
On April 25, 2013, GAIN Capital announced that it had signed a definitive agreement to acquire Global Futures & Forex, LTD (GFT), a global provider of retail forex and derivatives trading.
“As previously announced, closing of the GFT transaction is subject to customary conditions, not all of which have been satisfied. We are continuing to work through issues that must be resolved in order to close,” said Mr. Stevens.

The Company can offer no update at this time regarding the timing, and changes to the terms, if any, of the transaction.

Second Quarter Metrics
(Comparisons below are referenced to second quarter 2012)

•	Record net revenue of $73.0 million, compared with $45.7 million

•	Net income of $17.2 million, or $0.44 per diluted share, compared with $4.4 million, or
$0.11 per diluted share

•	EBITDA* and EBTIDA margin* of $26.9 million and 36.8%, respectively, compared with $8.9 million and 19.4%

•	Retail OTC trading volume of $462.1 billion, up 35.6% from $340.8 billion

•	Institutional trading volume of $1.1 trillion, up 140.9% from $442.5 billion

•	Futures Daily Average Revenue Trades (DARTs) of 14,382

•	Total retail client assets of $476.8 million, compared with $320.2 million

(*See below for reconciliation of non-GAAP financial measures)

First Half Metrics
(Comparisons below are referenced to first half of 2012)

•	Net revenue of $122.8 million, compared with $78.9 million

•	Net income of $21.4 million, or $0.56 per diluted share, compared with $3.2 million, or
$0.08 per diluted share

•	EBITDA* and EBITDA margin* of $34.4 million and 28.0%, respectively, compared with $10.1 million and 12.7%

•	Retail OTC trading volume of $894.0 billion, up 23.2% from $725.9 billion

•	Institutional trading volume of $2.0 trillion, up 114.8% from $910.5 billion

•	Futures DARTs of 13,814

(*See below for reconciliation of non-GAAP financial measures)

Retail OTC trading business
In the second quarter of 2013, GAIN's retail OTC trading business generated revenue of $57.5 million, compared with $40.8 million in the second quarter of 2012. Total trading volume was $462.1 billion, compared with $340.8 billion a year earlier. Active accounts at the end of the second quarter 2013 totaled 64,144, compared with 61,746 a year earlier.

Commission-based business
GAIN's commission-based business, which comprises the GTX institutional platform and the exchange-traded futures brokerage, generated total revenue of $14.2 million in the second quarter of 2013, compared with $4.3 million a year earlier.
GTX revenue was $7.8 million in the second quarter, compared with $4.3 million a year earlier. The futures business, which was acquired in the third quarter of 2012, posted revenue of $6.4 million in the second quarter of 2013.
GTX volume in the second quarter was $1.1 trillion, compared with $442.5 billion a year earlier. Futures (DARTs) were 14,382 in the second quarter of 2013.

Declaration of Quarterly Dividend
The Company also declared a $0.05 per share quarterly cash dividend, payable on September 20, 2013 to all holders of common stock as of September 12, 2013.

Conference Call
GAIN Capital will host a conference call today, Wednesday, August 7, 2013 at 5pm ET. Those wishing to listen to the call should dial +1-877-474-9503 (U.S. domestic) or +1-857-244-7556 (international) and enter the passcode 95915541# at least 10 minutes prior to the start of the call. A live audio webcast of the call, as well as PDF copies of this release and an accompanying presentation, will also be available on the investor relations section of the GAIN Capital website (http://ir.gaincapital.com).

The audio replay will be available for one week after the call by dialing +1-888-286-8010 (U.S. domestic) or +1-617-801-6888 (international) and entering passcode 37669356#. The replay will be available starting approximately two hours after the completion of the call.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding intent, belief or current expectations are included in these forward-looking statements. Investors are cautioned that any such forward-looking statements speak only as of the date they are made, are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. In particular, GAIN can provide no assurance that it will be able to complete the proposed acquisition of GFT on acceptable terms, or at all, due to a number of factors, including but not limited to the failure to satisfy all applicable closing conditions. Additional important risk factors regarding GAIN may be found under the heading "Risk Factors" in GAIN's Form 10-K for the year ended December 31, 2012, and are incorporated herein by reference. GAIN expressly disclaims any obligation to update any forward-looking statements, except as may be required by law.

About GAIN Capital
GAIN Capital Holdings, Inc. (NYSE: GCAP) is a global provider of online trading services. GAIN's innovative trading technology provides market access and highly automated trade execution services across multiple asset classes to a diverse client base of retail and institutional investors.
GAIN's businesses include FOREX.com, which provides retail traders around the world access to a variety of global OTC financial markets, including forex, precious metals and CFDs on commodities and indices; GTX, a fully independent FX ECN for hedge funds and institutions; and OEC, an innovative online futures broker.
GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Investor Relations Contact
Hugh Collins and Lynn Morgen
MBS Value Partners
+1 212.750.5800
gain@mbsvalue.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com

Condensed Consolidated Statements of Operations
In millions except share data
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
REVENUE:
Trading revenue	$57.5	$40.8	$92.8	$70.3
Commission revenue	14.2	4.3	25.1	8.1
Other revenue	1.1	0.6	4.7	0.6
Total non-interest revenue	72.8	45.7	122.6	79.0
Interest revenue	0.3	0.2	0.4	0.3
Interest expense	0.1	0.2	0.2	0.4
Total net interest revenue/(expense)	0.2	—	0.2	(0.1)
Net revenue	73.0	45.7	122.8	78.9
EXPENSES:
Employee compensation and benefits	15.5	13.2	28.8	23.5
Selling and marketing	4.7	7.2	10.1	14.4
Trading expenses and commissions	17.3	9.2	33.0	17.9
General & Administrative	6.5	5.3	12.0	9.5
Depreciation and amortization	1.8	1.1	3.4	2.1
Purchased intangible amortization	0.6	1.0	1.2	2.9
Communication and technology	2.0	1.9	4.3	3.7
Bad debt provision	0.2	0.2	0.4	0.2
Restructuring	—	0.6	—	0.6
Total	48.6	39.7	93.2	74.8
Income before tax expense	24.4	6.0	29.6	4.1
Income tax expense	7.2	1.6	8.2	0.9
Net income	$17.2	$4.4	$21.4	$3.2
Earnings per common share:
Basic	$0.48	$0.13	$0.60	$0.09
Diluted	$0.44	$0.11	$0.56	$0.08
Weighted averages common shares outstanding used
in computing earnings per common share:
Basic	35,570,587	34,945,835	35,309,364	34,710,915
Diluted	38,795,950	38,677,417	38,213,715	38,605,109

Condensed Consolidated Balance Sheet
In millions, except share data
(unaudited)

	June 30,	December 31,
	2013	2012
ASSETS:
Cash and cash equivalents	$60.0	$36.8
Cash and securities held for customers	476.8	446.3
Short term investments	0.8	1.4
Receivables from banks and brokers	97.4	89.9
Property and equipment - net of accumulated depreciation	11.0	11.0
Prepaid assets	7.2	7.7
Goodwill	9.7	9.0
Intangible assets, net	8.1	9.9
Other assets	18.4	17.9
Total assets	$689.4	$629.9
LIABILITIES AND SHAREHOLDERS' EQUITY:
Payables to customer, brokers, dealers, FCM'S and other regulated entities	$476.8	$446.3
Accrued compensation & benefits	9.9	6.1
Accrued expenses and other liabilities	10.5	12.5
Income tax payable	3.2	1.3
Loan payable	10.0	—
Total liabilities	$510.4	$466.2
Shareholders' Equity	179.0	163.7
Total liabilities and shareholders' equity	$689.4	$629.9

(*)Reconciliation of GAAP Net Income to EBITDA and EBITDA Margin
EBITDA is a non-GAAP financial measure that represents our earnings before interest, taxes, depreciation and amortization. This non-GAAP financial measure has certain limitations, including that it does not have a standardized meaning and, therefore, our definition may be different from similar non-GAAP financial measures used by other companies and/or analysts. Thus, it may be more difficult to compare our financial performance to that of other companies. We believe our reporting of EBITDA assists investors in evaluating our operating performance. However, because EBITDA is not a measure of financial performance calculated in accordance with GAAP, such measure should be considered in addition to, but not as a substitute for, other measures of our financial performance reported in accordance with GAAP, such as net income.
EBITDA Margin is EBITDA over revenue excluding interest expense.

Reconciliation of GAAP Net Income to EBITDA and EBITDA Margin
In millions
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net revenue	$73.0	$45.7	$122.8	$78.9
Interest expense	0.1	0.2	0.2	0.4
Net revenue (Ex. interest expense)	$73.1	$45.9	$123.0	$79.3
Net income applicable to GAIN Capital Holdings, Inc.	$17.2	$4.4	$21.4	$3.2
Add back:
Depreciation and amortization	1.8	1.1	3.4	2.1
Purchased intangible amortization	0.6	1.0	1.2	2.9
Interest expense	0.1	0.2	0.2	0.4
Income tax expense	7.2	1.6	8.2	0.9
Restructuring	—	0.6	—	0.6
EBITDA	$26.9	$8.9	$34.4	$10.1
EBITDA Margin	36.8%	19.4%	28.0%	12.7%

Forward-Looking Statements:
In addition to historical information, this earnings release contains "forward-looking" statements that reflect management's expectations for the future. The forward-looking statements contained in this earnings release include, without limitation, statements relating to GAIN Capital's expectations regarding the opportunities and strengths of the combined company created by the proposed business combination of GAIN and GFT, anticipated cost and revenue synergies as well as expected growth in financial and operating metrics, the strategic rationale for the proposed business combination, including expectations regarding product offerings, growth opportunities, value creation, and financial strength, and the timing of the closing. A variety of important factors could cause results to differ materially from such statements. These factors are noted throughout GAIN Capital's annual report on Form 10-K, as filed with the Securities and Exchange Commission on March 18, 2013, and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, evolving industry regulations, including changes in regulation of the futures companies, errors or malfunctions in our systems or technology, rapid changes in technology, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate assets and companies we have acquired, including the successful integration of Open E Cry and Global Forex & Futures, LTD, our ability to effectively compete in the futures industry, changes in tax policy or accounting rules, fluctuations in foreign exchange rates and commodity prices, adverse changes or volatility in interest rates, as well as general economic, business, credit and financial market conditions, internationally or nationally, and our ability to continue paying a quarterly dividend in light of future financial performance and financing needs. The forward-looking statements included herein represent GAIN Capital's views as of the date of this presentation. GAIN Capital undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

Media Contact
Mike Geller, Edelman for GAIN Capital
+1 212.729.2163
pr@gaincapital.com

Investor Relations Contact
Hugh Collins and Lynn Morgen
MBS Value Partners
+1 212.750.5800
gain@mbsvalue.com